EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 21, 2015, relating to the consolidated financial statements of Albero, Corp (presently known as Vitaxel Group Limited) appearing in the Annual Report on Form 10-K for the year ended October 31, 2015.

/s/ KLT & Associates, LLP

Edina, Minnesota

October 24, 2016